EXHIBIT 12 - STATEMENT  RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(DOLLAR AMOUNTS IN THOUSANDS)
(UNAUDITED)

                             Three Months Ended                      Fiscal Year Ended
                              April 29  April 30  January 28   January 29   January 30   February  1  February  2
                                1995      1994       1995         1994         1993         1992         1991
Consolidated pretax income     $78,029   $77,911     $406,110     $399,534     $375,330     $322,157     $280,778
Fixed charges (less
 capitalized interest)          31,299    35,126      145,957      152,604      142,892      128,925      115,125

EARNINGS                      $109,328  $113,037     $552,067     $552,138     $518,222     $451,082     $395,903


Interest                       $27,414   $30,652     $124,282     $130,915     $121,940     $109,386      $97,032
Preferred stock dividends            9         9           36           36           35           34           34
Capitalized interest             1,195       301        2,545        1,882        1,646        3,574        1,928
Interest factor in rent
 expense                         3,876     4,465       21,639       21,653       20,917       19,505       18,059

FIXED CHARGES                  $32,494   $35,427     $148,502     $154,486     $144,538     $132,499     $117,053


Ratio of earnings to
 fixed charges                    3.36      3.19         3.72         3.57         3.59         3.40         3.38


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